Exhibit 10.13

Sponsorship Agreement

Tonga Offshore Mining Limited The Kingdom of Tonga

Aliens Arthur Robinson

Riverside Centre

123 Eagle Street Brisbane QLD 4000

Tel 61 7 3334 3000

Fax 617 3334 3444

www.aarcom.au

© Copyright Aliens Arthur Robinson, Australia 2008

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

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1.	Tonga Offshore Mining Limited (TOML).

2.	The Kingdom of Tonga (the State).

Recitals

A.	TOML intends to apply to the ISA in March 2008 for a Polymetallic Nodule exploration contract in an area of approximately 75,000 square kilometres in international waters.

B.	The intention is that TOML, its agents, contractors, nominees or assignees, will have the exclusive right to carry out the Works in the Licence Area for TOML’s sole enjoyment or that of its nominees or assignees.

C.	The State has been given the opportunity to Sponsor TOML in its Application to the ISA.

D.	In return for Sponsoring TOML’s Application and TOML’s future Works in the Licence Area, the State will receive a Mining Production Fee from TOML during Commercial Production.

E.	The objectives of this Agreement are to set out the terms on which the State agrees to Sponsor TOML, as well as to enable the State to satisfy its ISA Obligations.

It is agreed as follows.

1.	Term

1.1	This Agreement commences on the Commencement Date and continues for a term of 30 years (the Initial Term), unless terminated earlier pursuant to its terms.

1.2	The Parties may agree to extend the term of this Agreement for such period and on such terms as are agreed in writing between the Parties.

2.	State’s Right to Withdraw

2.1	The purpose of this clause 2 is to provide the State with additional time, if required, to familiarize itself with any issues related to this Agreement and its Sponsorship role.

2.2	The State will have until June 30, 2008 to decide whether it wishes to continue with Sponsorship, during which time TOML agrees that no Works whatsoever will commence within the Licence Area.

2.3	If the State wishes to withdraw Sponsorship it may do so without penalty by providing a Notice to withdraw to TOML on or before June 30, 2008, and if a Notice to withdraw is given, this Agreement will terminate in accordance with clause 13.

2.4	If a Notice to withdraw is not received from the State on or before June 30, 2008, TOML may commence the Works.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

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3.	Sponsorship

3.1	The State agrees to Sponsor TOML in an application to the ISA, expected to be made in 2008, for a Polymetallic Nodule exploration contract covering approximately 75,000 square kilometres of international waters, and agrees, subject to clause 2, to continue to Sponsor TOML’s Works (including any application for a Mining Contract or licence that may be made by TOML) in the Licence Area for the Term of this Agreement. The State agrees to do all things reasonably necessary to give effect to its Sponsorship of TOML, including undertaking any communications with, and providing any necessary documentation to, the ISA required in respect of the Sponsorship.

3.2	The State hereby agrees to maintain Sponsorship unless:

(a)	TOML’s Contract for Exploration or Mining Contract is terminated by the ISA as a result of TOML failing to comply with the Contract for Exploration or Mining Contract; or

(b)	TOML is in material breach of its Contract for Exploration or Mining Contract and has not remedied such breach within a reasonable time after Notice of the breach is received by TOML from either the ISA or the State.

In the event of (a) or (b) the State may withdraw Sponsorship without penalty and this Agreement will terminate in accordance with clause 13.

4.	Relationship of Parties

Nothing in, or contemplated by, this Agreement will be construed or interpreted as constituting a relationship between the State and TOML, of partners, joint venturers, fiduciaries, or principal and agent, or similar relationship.

5.	Mining Production Fee

In exchange for continued State Sponsorship, TOML will pay to the State a Mining Production Fee in accordance with Schedule 1.

6.	Undertaking to Comply with ISA Contract Terms

6.1	TOML undertakes to the State that all Works in the Licence Area will be carried out in accordance with the terms and conditions of the Contract for Exploration and Mining Contract.

6.2	The State acknowledges and agrees that TOML may delegate to and/or contract with third parties to undertake aspects of the Works and activities in the Licence Area, with TOML retaining responsibility to ensure such third parties comply with the terms and conditions of the Contract for Exploration and Mining Contract.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

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7.	Indemnification

7.1	TOML indemnifies the State from and against claims by the ISA and expenses owed to the ISA that the State suffers, incurs or becomes liable to pay if:

(a)	there has been a breach by the State of its ISA Obligations; and

(b)	the claims by the ISA against the State or expenses owed to the ISA by the State are a consequence of TOML failing to comply with its obligations under the Contract for Exploration and/or Mining Contract.

7.2	TOML indemnifies the State for its reasonable legal costs in the event that the State is made a party to proceedings in respect of this Agreement, the Contract for Exploration or the Mining Contract under article 190 of UNCLOS.

7.3	TOML agrees that, if this Agreement is terminated, for a period of 5 years after the date of termination:

(a)	TOML will continue to have responsibility to the ISA for any damage arising out of wrongful acts in the conduct of its operations, in particular damage to the marine environment; and

(b)	TOML indemnifies the State for any liability that the State has to the ISA in relation to and resulting from TOML’s activities.

This clause 7.3 survives termination of this Agreement.

8.	Insurance

TOML will ensure that appropriate insurance policies are maintained with internationally recognized carriers, in accordance with generally accepted international maritime practice.

9.	Environmental Compliance

9.1	The purpose of this clause 9 is to aid the State satisfy its ISA Obligations and to ensure TOML’s environmental compliance with the Contract for Exploration and Mining Contract.

9.2	TOML will engage suitably qualified environmental officers to conduct an environmental monitoring program at appropriate times on board vessels and installations used to carry out exploration and mining activities in the Licence Area.

9.3	TOML will fund the reasonable direct costs of the environmental officers such as time, accommodation and travel.

9.4	The environmental officers will monitor and verify TOML’s environmental compliance with the terms and conditions of the Contract for Exploration and Mining Contract.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

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9.5	To facilitate the environmental monitoring program TOML shall submit information to the Designated State Officer and environmental officers that may be reasonably required for the environmental officers to effectively monitor and verify TOML’s environmental compliance, including where relevant:

(a)	The ISA approved Plan of Work;

(b)	TOML’s environmental monitoring programs approved by the ISA;

(c)	Information submitted by TOML to the ISA prior to the commencement of Significant Activities; and

(d)	TOML’s contingency plans approved by the ISA.

9.6	TOML will ensure that the environmental officers are assisted in the performance of their duties and shall ensure that the environmental officers:

(a)	have prompt and safe boarding of vessels and installations;

(b)	have necessary cooperation and assistance with their environmental monitoring on vessels and installations;

(c)	have access to relevant equipment, facilities and personnel on vessels and installations at reasonable times;

(d)	are provided reasonable facilities, including, where appropriate, food and accommodation; and

(e)	have safe disembarkation from vessels and installations.

9.7	TOML will ensure that reports prepared by the environmental officers concerning TOML’s environmental compliance are submitted to the Designated State Officer.

9.8	The State will protect the confidentiality of data and information that is obtained through this environmental monitoring in accordance with clause 11.

10.	Satisfying ISA Obligations

10.1	TOML shall, within 90 days of the end of each calendar year, submit a report to the State covering its programme of activities in the Licence Area and containing, as applicable, information on TOML’s exploration and/or mining activities, including:

(a)	A checklist detailing TOML’s compliance with its Contract for Exploration and/or Mining Contract in sufficient detail to enable the State to verify TOML’s compliance;

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

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(b)	Information on the exploration work and/or mining work carried out during the calendar year;

(c)	The results obtained from environmental monitoring programmes;

(d)	A statement of the quantity of polymetallic nodules Extracted from the Licence Area;

(e)	A statement, in conformity with internationally accepted accounting principles and certified by a duly qualified firm of public accountants of the actual and direct exploration expenditures of TOML in carrying out the programme of activities during TOML’s accounting year;

(f)	Details of any proposed adjustments to the Plan of Work.

10.2	Reasonable direct costs incurred by the State in administering its ISA Obligations will be reimbursed by TOML, to be capped at the amount of ten thousand United States dollars ($US10,000) per year.

10.3	If TOML is at any time notified by the ISA that it is not in compliance with its Contract for Exploration or Mining Contract, TOML will immediately inform the Designated State Officer of such notice.

10.4	If the State receives communication or notice from the ISA relating to the State’s ISA Obligations or TOML, it shall immediately provide TOML with Notice of the details of such ISA communication or notice.

10.5	The State shall protect the confidentiality of data and information that is obtained under this clause in accordance with clause 11.

11.	Confidentiality

11.1	Subject to clause 11.2, the State must not disclose to a third party Confidential Information.

11.2	The State is not obliged to keep confidential any information:

(a)	which is required or permitted to be disclosed by this Agreement;

(b)	which is being used solely for the purpose of communicating with the ISA and fulfilling the State’s ISA Obligations;

(c)	which is in the public domain through no default of the State;

(d)	which is given to a Court in the course of proceedings to which the State is a party or to an agreed arbitrator;

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

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(e)	which is given to its legal advisers, consultants, officers or employees provided that such parties undertake to keep the information confidential and provided the disclosure is reasonably necessary in connection with the State exercising its rights or performing its obligations under this Agreement or performing its ISA Obligations; or

(f)	to which TOML has given prior written consent to disclose.

12.	Assignment

The State agrees that TOML may Assign the Contract for Exploration and/or Mining Contract to any third party nominated in writing by TOML. If the Contract for Exploration and/or Mining Contract is assigned under this clause 12, the Agreement will terminate in accordance with clause 13 and both Parties will be relieved from all of their respective obligations arising under the Agreement.

13.	Termination

13.1	This Agreement will continue in force for the Term unless it is terminated earlier due to any of the following:

(a)	The State withdraws Sponsorship under clause 2.3;

(b)	The State withdraws Sponsorship in accordance with clause 3.2;

(c)	TOML fails to execute a Contract for Exploration with the ISA by June 30, 2010;

(d)	TOML Assigns its Contract for Exploration and/or Mining Contract in accordance with clause 12;

(e)	TOML elects to terminate this Agreement pursuant to clause 13.2; or

(f)	The Parties mutually agree in writing to terminate the Agreement.

13.2	If TOML’s Contract for Exploration or Mining Contract in respect of the Licence Area expires, is surrendered, revoked or terminated (other than in circumstances where such expiry, surrender, revocation or termination occurs in the course of TOML applying for or obtaining a substitute Contract for Exploration, Mining Contract or other licence in the same Licence Area or part thereof), TOML may, by giving Notice to the State, terminate this Agreement.

13.3	For the avoidance of doubt, termination in accordance with clause 13.1 will result in the State being relieved from all of its obligations arising under this Agreement from the date of termination, and the State will cease to have any rights or claim to the Mining Production Fee (other than in respect of any Commercial Production up until the date of termination).

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

Sponsorship Agreement	Allens Arthur Robinson

14.	Governing Jurisdiction

This Agreement is governed by and will be construed according to the laws of British Columbia, Canada, and the parties irrevocably submit to the jurisdiction of the courts of British Columbia, Canada.

15.	International Arbitration

15.1	Any dispute or difference arising out of or in connection with this Agreement must be submitted to arbitration in accordance with, and subject to, UNCITRAL Arbitration Rules.

15.2	Subject to any contrary provision in the UNCITRAL Arbitration Rules:

(a)	There must be one arbitrator;

(b)	The language of the arbitration must be English; and

(c)	The place of arbitration must be British Columbia, Canada.

15.3	Despite the existence of a dispute or difference each Party must continue to perform this Agreement.

16.	Notices

Any notice, demand, consent or other communication (a Notice) given or made under this Agreement:

(a)	must be in writing and signed by the Party or a person duly authorised by the Party;

(b)	must be addressed and delivered to the intended recipient by hand or registered post at the address or fax number below or the address or fax number last notified by the intended recipient to the sender after the date of this Agreement:

(i)    to: Tonga Offshore Mining Limited

P.O. Box 893 Nuku’alofa

Tonga South Pacific

Attention: Mr David Heydon

(ii)   to: Ministry of Lands, Survey and Natural Resources and Environment

P.O. Box 5 Nuku’alofa

Tonga South Pacific

Attention: Chief Executive Officer

(c)	will be taken to be duly given or made when delivered, received or left at the above fax number or address. If delivery or receipt occurs on a day that is not a business day in the place to which the Notice is sent or is later than 4pm (local time) at that place, it will be taken to have been duly given or made at the commencement of business on the next business day in that place.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

Sponsorship Agreement	Allens Arthur Robinson

17.	Entire Agreement

The terms and conditions referred to herein constitute the entire agreement between the Parties with respect to the Agreement. Any prior arrangements, agreements, representations or undertakings are superseded and any modification or alteration of the Agreement will not be valid except if made in writing and signed by the Parties.

18.	Non Reliance

The State warrants that it:

(a)	did not in any way rely upon any information, representation, statement or documentation, made by or provided to the State by TOML or anyone on behalf of TOML for the purposes of entering into the Agreement except to the extent that any such information, data, representation, statements or document forms part of the Agreement; and

(b)	enters into this Agreement based on its own investigations, interpretations, deductions, information and determinations, and acknowledges that it is aware that TOML has entered into the Agreement relying upon the warranties contained in this clause 18.

19.	Amendment

This Agreement may only be amended by mutual agreement in writing by the Parties.

20.	Severability of Provisions

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction is ineffective as to that jurisdiction to the extent of the prohibition or unenforceability. That does not invalidate the remaining provisions of this Agreement nor affect the validity or enforceability of that provision in any other jurisdiction.

21.	Further Assurances

Each Party must do anything necessary or desirable (including executing agreements and documents) to give full effect to this Agreement and the transactions contemplated by it.

22.	Interpretation

Headings are for convenience only and do not affect interpretation. The following rules of interpretation apply unless the context requires otherwise.

(a)	If a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(b)	A reference to dollars and $ is to United States currency.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

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(c)	All references to time and to dates are to Tongan times and dates.

23.	Definitions

The following definitions apply unless the context requires otherwise.

Agreement means this agreement;

Application means TOML’s application to the ISA for a Polymetallic Nodule Contract for Exploration over approximately 75,000 square kilometres within international waters;

Assign means the assignment, novation or transfer of TOML’s rights and obligations under the Contract for Exploration and/or Mining Contract in whole or in part to another entity in another country, including, but not limited to, the transfer of all the rights and obligations that TOML may have under its Contract for Exploration and/or Mining Contract, as well as TOML’s exclusive right to explore for and/or exploit Polymetallic Nodules in the Licence Area.

Commencement Date means the date of this Agreement;

Confidential Information means all information about TOML, its nominees or assignees (referred to hereafter in this definition as TOML), which has been provided to the State or learned by the State in its Sponsorship role (but does not mean information which is generally known to the public), including but not limited to, information relating to the Works, all technology, processes and know-how of TOML, the location and prospective locations of Polymetallic Nodules; confidential information that is restricted or proprietary under any contract or agreement that TOML has with a third party, business details, customers or suppliers of TOML, all technical and research data relating to the Works, financial information, new business and product ideas and strategies, and business relationships;

Contract for Exploration means any exploration contract for Polymetallic Nodules entered into between TOML and the ISA;

Designated State Officer means an officer designated by the State to manage the State’s ISA Sponsorship role and facilitate communication between NSDR and the State;

Extract means recovered from the seafloor to the surface;

Licence Area means that area allocated by the ISA to TOML under its Contract for Exploration and/or Mining Contract over which TOML has the exclusive right to explore and/or exploit Polymetallic Nodules;

ISA means the International Seabed Authority;

ISA Obligations means the State’s obligations under article 139, article 153, paragraph 4, and Annex III, article 4, paragraph 4, of UNCLOS, in relation to its Sponsorship of TOML;

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

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Mining Contract means any mining contract for Polymetallic Nodules entered into between TOML and the ISA;

Mining Production Fee means the fee payable by TOML calculated in accordance with Schedule 1 of this Agreement;

Notice has the meaning given to that term in clause 16;

Plan of Work means the programme of TOML’s exploration activities in the Licence Area approved by the ISA;

Polymetallic Nodules means any mineral deposit, on or just below the surface of the seabed, which contains either manganese, nickel, cobalt or copper;

Significant Activity means an exploration or mining activity for which the ISA requires a prior environmental impact assessment to be done, as well as an environmental monitoring programme to be carried out during and after the specific activity;

Sponsorship means sponsorship of TOML by the State as required by the ISA and under TOML’s Contract for Exploration and/or Mining Contract;

Term means the Initial Term as provided for in clause 1.1 and any extension thereof in accordance with clause 1.2;

UNCLOS mean the United Nations Convention on the Law of the Sea of 10 December 1982;

Works means the exploration, managing, developing, mining, exploiting, transporting and/or dealing in Polymetallic Nodules within the Licence Area carried out by or on behalf of TOML under TOML’s Contract for Exploration and/or Mining Contract.

Sponsorship Agreement

Signed as an agreement

For and on behalf of Tonga Offshore Mining Limited

Name:	Robert Gary Heydon	Dated:
Title:	Director, Tonga Offshore Mining

For and on behalf of The Kingdom of Tonga

Name:		Dated:
Title:

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

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Sponsorship Agreement	Allens Arthur Robinson

Schedule 1

Payment Mechanism

1.	Definitions

In this Schedule 1:

Auditor means a person appointed to conduct an audit of the amount of Polymetallic Nodules Extracted from the Licence Area in a year in accordance with clause 3.1 of this schedule.

Commercial Production is deemed to have occurred in any calendar year where there has been Extraction of greater than 1 million Dry Tons of Polymetallic Nodules by TOML from the Licence Area in that calendar year;

Dry Ton means 70% of the weight of a ton of moist Polymetallic Nodules measured at port of unloading;

Excess Tonnage means the amount, if any, by which the Auditor determines that the amount of Polymetallic Nodules Extracted by TOML from the Licence Area in a calendar year exceeds the amount of Polymetallic Nodules upon which TOML has paid an MPF for that same year.

Extract means recovered from the seafloor to the surface;

MPF means Mining Production Fee; and

Polymetallic Nodules means seafloor mineral deposits that contain potentially economic amounts of either Manganese, Nickel, Copper or Cobalt.

2.	Mining Production Fee

2.1	TOML shall pay the State a MPF in accordance with this clause 2 for each year that TOML is in Commercial Production.

2.2	The MPF will be paid based on a sliding scale of US dollars per Dry Ton of Polymetallic Nodules Extracted by TOML from the Licence Area at the following rates:

(a)	US $[***] per Dry Ton for the first 3 million Dry Tons Extracted in that calendar year; and

(b)	US $[***] per Dry Ton for all Dry Tons Extracted thereafter in that calendar year.

2.3	The MPF shall be paid in arrears and on an annual basis, on or before the last day of the month immediately following the calendar year in which the Polymetallic Nodules have been Extracted.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

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2.4	The State warrants that the MPF is tax deductible to TOML, against its income.

3.	Audit

3.1	The State may, at its expense and not more than once each calendar year, request in writing an independent audit of the amount of Polymetallic Nodules Extracted from the Licence Area in the preceding calendar year. If the State requests an audit, the State and TOML shall seek to agree on a suitably qualified and independent auditor to conduct the audit. If the parties do not agree on the identity of the auditor within 60 days of the State requesting the audit, the independent auditor shall be nominated by the Secretary-General of the ISA.

3.2	TOML will provide the Auditor with reasonable access to its operations and records for the purpose of undertaking the audit.

3.3	The parties will require the Auditor to provide a written report to both parties on the findings of the audit within 30 days of completion of the audit.

3.4	In the absence of manifest error, the findings of the Auditor will be binding on the parties.

3.5	If the Auditor determines that TOML Extracted a larger amount of Polymetallic Nodules from the Licence Area in the preceding year than TOML paid an MPF in respect of pursuant to clause 2, then within 30 days of receipt of the Auditor’s report, TOML must pay any additional MPF to the State in respect of the Excess Tonnage.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.